Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2015 FIRST QUARTER RESULTS

Summary Highlights

●	First Quarter 2015 Results In-line with Expectations for the Year; Much Stronger Second Half Expected
●	2015 Projected to be a Record Year in Terms of Revenue
●	March 31, 2015 Total Backlog of $442.6 Million, up $38.9 Million Since 2014 Year-End
●	New Awards Through March 31, 2015 of $16.2 Million, Compared to $4.7 Million, in the Same Period of 2014

Edgewood, NY – May 5, 2015 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for the three month period ended March 31, 2015.

First Quarter 2015 vs. First Quarter 2014

•	Revenue was $19,876,566, compared to $21,883,517;
•	Gross margin was 18.1%, compared to 20.5%;
•	Pre-tax income was $1,368,120, compared to $2,508,869; and,
•	Net income was $928,120, or $0.11 per diluted share, compared to $1,728,869, or $0.20 per diluted share.

Douglas J. McCrosson, CPI Aero’s President & CEO, stated, “Our first quarter 2015 results were in-line with our expectations for 2015 as a whole, with performance for the second half of the year expected to be much stronger than the first half due to the timing of delivery orders associated with several recently announced major programs.

“In the first quarter of 2015, revenue from commercial programs was approximately $9.2 million, or 46% of total revenue for the quarter, up from approximately $7.2 million reported in the first quarter of 2014, due to increased production on our Embraer and Honda programs. As expected, revenue generated from military contracts in the first quarter of 2015 decreased, as compared to the same quarter of 2014, due to lower revenues from our E-2D program with Northrop Grumman as work on the new E-2D multi-year award has not yet reached its peak rate.”

Mr. McCrosson added, “Our gross margin for the current quarter was affected by the change in estimate to the A-10 Wing Replacement Program (WRP) as we continued to record revenue on this program with zero gross margin, as compared to an A-10 WRP positive margin of 18.6% in the quarter ended March 31, 2014. Excluding the effect of the A-10 WRP, first quarter 2015 gross margin on all remaining programs was 23.1%, compared to 21.1% in the same period in 2014. This increase is primarily the result of higher gross margin on certain of the Company’s commercial programs as production rates have increased.”

CPI Aero News Release	Page 2
May 5, 2015

Discussing new contact awards and backlog, Mr. McCrosson added, “Since the beginning of 2015, we received approximately $16.2 million of new business, which included approximately $7.5 million of military orders and approximately $8.7 million of commercial orders, compared to a total of $4.7 million of new contract awards, for both military and commercial programs, in the same period of last year. Of note, we recently received three defense related program awards: a potential $53.5 million contract from the Defense Logistics Agency to provide structural wing components and logistical support for global F-16 aircraft maintenance, repair and overhaul (MRO) operations; a potential $49 million contract for the T-38 Pacer Classic II program to provide structural modifications kits; and an $86.1 million long term agreement from Northrop Grumman Corporation for Outer Wing Panel (OWP) kits. These recent wins added over $188 million in backlog until 2022.”

“Total backlog at March 31, 2015 increased to $442.6 million, as compared to $403.7 million at December 31, 2014. At March 31, 2015, funded backlog was to $120.4 million, similar to funded backlog of $120.6 million at December 31, 2014. The value of the unfunded backlog (long-term contracts that have not been converted to funded orders) at March 31, 2015 was $322.2 million, with 44% related to our long-term commercial aerospace programs.”

Mr. McCrosson noted, “We have several bids for high value programs for both the commercial and defense aerospace markets, for Tier 1 assembly programs for business jets, military planes and helicopters, and military aerospace systems, as well as Tier 2 opportunities for large commercial airliners.

Mr. McCrosson added, “As previously announced, for 2015 we expect to report the highest revenue in our history. Specifically for 2015 we expect:

- Revenue to be in the range of $92.0 million to $102.0 million.

- Gross margin to be in the range of 19.0% to 21.0%, lower than our historical margin as we will continue to book A-10 WRP revenue at zero profit.

- Net income to be in the range of $7.2 million to $8.0 million.

Additionally, in 2015 we expect to receive cash benefit of between $13 million and $15 million due to the recovery of previously paid income taxes and the use of tax loss carry forwards related to our A-10 WRP. We plan to use a portion of the cash income tax benefit to further invest in advanced technologies, program risk sharing to help capture new long term commercial contracts, infrastructure, and skills training."

CPI Aero News Release	Page 3
May 5, 2015

Conference Call

CPI Aero’s President and CEO, Douglas J. McCrosson, and CFO, Vincent Palazzolo, will host a conference call tomorrow, Wednesday, May 6, 2015 at 8:30 am ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance (ISR) pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft original equipment manufacturers or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the UH-60 BLACK HAWK® helicopter, the F-16 Falcon fighter, the T-38C Talon trainer, the MH-53/CH-53 variant helicopters, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod, the ALMDS mine detecting pod, and the A-10 Thunderbolt attack jet. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2014.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

CPI Aero News Release	Page 4
May 5, 2015

CPI AEROSTRUCTURES, INC.

CONDENSED INCOME STATEMENTS

	For the Three Months Ended
	March 31,
	2015	2014
	(Unaudited)

Revenue	$19,876,566	$21,883,517
Cost of sales	16,274,495	17,392,385

Gross profit	3,602,071	4,491,132
Selling, general and administrative expenses	2,019,365	1,838,660
Income from operations	1,582,706	2,652,472
Interest expense	214,586	143,603
Income before provision for income taxes	1,368,120	2,508,869

Provision for income taxes	440,000	780,000

Net income	928,120	1,728,869

Other comprehensive income, net of tax -
Change in unrealized gain- interest rate swap	1,007	3,179

Comprehensive income	$929,127	$1,732,048

Income per common share – basic	$0.11	$0.21

Income per common share – diluted	$0.11	$0.20
Shares used in computing income per common share:
Basic	8,516,973	8,421,142
Diluted	8,594,479	8,534,856

CPI Aero News Release	Page 5
May 5, 2015

CPI AEROSTRUCTURES, INC.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets:
Cash	$838,374	$1,504,907
Accounts receivable, net	8,716,418	6,466,814
Costs and estimated earnings in excess of billings on uncompleted contracts	82,916,324	79,054,139
Deferred income taxes	1,708,000	1,708,000
Refundable income taxes	8,480,255	8,138,322
Prepaid expenses and other current assets	957,763	828,275

Total current assets	103,617,134	97,700,457

Plant and equipment, net	2,747,781	2,755,186
Deferred income taxes	3,199,000	3,591,000
Other assets	108,080	108,080
Total Assets	$109,671,995	$104,154,723

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,204,620	$8,928,456
Accrued expenses	978,920	1,061,747
Billings in excess of costs and estimated earnings on uncompleted contracts	123,412	193,650
Current portion of long-term debt	1,001,080	971,713
Contract loss	607,442	396,182
Line of credit	29,150,000	25,150,000
Income tax payable	21,067	6,067
Deferred income taxes	128,000	128,000
Total current liabilities	41,214,541	36,835,815

Long-term debt, net of current portion	1,102,725	1,289,843
Deferred income taxes	622,000	622,000
Other liabilities	604,406	593,909

Total Liabilities	43,543,672	39,341,567

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,538,742 and 8,500,555 shares, respectively, issued and outstanding	8,540	8,501
Additional paid-in capital	51,826,771	51,440,770
Retained earnings	14,301,721	13,373,601
Accumulated other comprehensive loss	(8,709)	(9,716)
Total Shareholders’ Equity	66,128,323	64,813,156
Total Liabilities and Shareholders’ Equity	$109,671,995	$104,154,723